Exhibit 99.1

FSP 303 East Wacker Drive Corp.

FSP 303 East Wacker Drive Corp. (the "Company") has declared a dividend in the amount of $1,400 per share of preferred stock, representing property operations for the quarter ended March 31, 2009.  The dividend will be payable on May 20, 2009 and will be distributed by the Company’s transfer agent, American Stock Transfer & Trust Co. (“AST”).  NOTE: if your investment is in a retirement account, the dividend will be sent to your custodian or plan administrator.

The Company owns a twenty-eight story multi-tenant office tower located in downtown Chicago, Illinois containing approximately 859,187 rentable square feet of office and retail space and a 294-stall underground parking garage (the “Property”). The Property was approximately 86% leased as of March 31, 2009.  The Property’s largest tenant is KPMG LLP (“KPMG”), which leases approximately 259,000 square feet (30%) of the Property’s rentable space through August 2012.

As previously reported, on February 16, 2009, KPMG notified us that it will be relocating to a different property location following the expiration of its lease on August 31, 2012.  With almost 3.5 years remaining on KPMG’s lease, management will use that time to implement a marketing plan designed to locate a replacement tenant (or tenants).  Also, as previously reported, AECOM - CTE Engineers (“CTE”) provided notice on December 31, 2008 that it was exercising a termination option on a portion of the 10th floor.  CTE did not exercise its separate right to terminate on the entire 11th floor.  The termination is effective as of October 2009, and the amount of space terminated represents approximately 2% of the Property’s total leasable space.  Once the termination is effective, CTE’s leased space will be reduced to 104,086 square feet or approximately 12% of the Property’s total leasable space.

Subsequent to the end of the first quarter of 2009, several tenants, including Upshot, had leases expire, bringing the Property down to approximately 77% leased.  Upshot, whose lease expired at the end of March 2009, signed a lease at another building and vacated the Property during the fourth quarter of 2008.  Upshot’s leased space represented approximately 7% of the Property’s total leasable space.  None of these recent departures came as a surprise to management as the tenants communicated their intentions to leave because they were consolidating into other locations or relocating to different submarkets.  Please be assured that management has been very diligent and proactive in retaining any and all tenants at the Property.  Although there has been steady interest in the Property from prospects and numerous showings of vacant space, most of the prospective tenants have elected to defer a decision or have elected to work out a short-term solution with their existing landlords.  The Company did enter into a new lease for approximately 1,200 square feet during the first quarter of 2009.  Management will continue to aggressively pursue any and all potential tenants for the Property.

The Company’s quarterly filing on Form 10-Q will be submitted to the SEC within approximately 45 days after the end of each calendar quarter, and you will be able to access the document via the SEC’s website.  The Company’s Annual Report on Form 10-K will be made available directly to you.  To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001431766

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company or fund name, ticker symbol, CIK (Central Index Key), file number, state, country, or SIC (Standard Industrial Classification); Company Name:  type FSP 303 East Wacker (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

Please feel free to contact your FSP Investment Executive (800-950-6288) with any questions you may have.

FSP 303 East Wacker Drive Corp. - Dividend Summary

QUARTER ENDING	DIVIDEND PER SHARE	TOTAL DIVIDENDS PAID	ANUALIZED YIELD*
(1/5-3/31)
03/31/2007	$1,340	$2,961,400	5.6%
06/30/2007	$1,400	$3,094,000	5.6%
09/30/2007	$1,400	$3,094,000	5.6%
12/31/2007	$1,400	$3,094,000	5.6%
03/31/2008	$1,400	$3,094,000	5.6%
06/30/2008	$1,400	$3,094,000	5.6%
09/30/2008	$1,400	$3,094,000	5.6%
12/31/2008	$1,400	$3,094,000	5.6%
03/31/2009	$1,400	$3,094,000	5.6%

*Yield based on original offering amount of $221,000,000 and $100,000/share

Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.  Accordingly, readers are cautioned not to place undue reliance on forward-looking statements.  Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, disruptions in the debt markets, economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We will not update any of the forward looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.